Exhibit 23.01







                               Consent of KPMG LLP




The Board of Directors
Comdisco, Inc.:

We consent to incorporation by reference in Registration Statement No. 33-20715 on Forms S-8 and S-3, Registration Statement No. 333-65535 on Form S-3, Registration Statement No. 333-12765 on Form S-8, Registration Statement No. 333-32215 on Form S-8, Registration Statement No. 333-45263 on Form S-8, Registration Statement No. 333-50001 on Form S-8, and Registration Statement No. 333-87725 on Form S-3 of Comdisco, Inc. of our reports dated November 7, 2000, relating to the consolidated balance sheets of Comdisco, Inc. and subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2000, and related schedule, which reports appear, or are incorporated by reference, in the September 30, 2000 annual report on Form 10-K of Comdisco, Inc.


We also consent to the inclusion of our report dated November 7, 2000 with respect to the balance sheets of Comdisco Ventures group, a division of Comdisco, Inc., as of September 30, 2000 and 1999, and the related statements of earnings and division net worth, and cash flows for each of the years in the three-year period ended September 30, 2000, which report appears in Exhibit
99.01 in the September 30, 2000 annual report on Form 10-K of Comdisco, Inc.




/s/ KPMG LLP



Chicago, Illinois
December 20, 2000